“NEAH POWER SYSTEMS ISSUES LETTER TO
SHAREHOLDERS – MARCH 2016

Ongoing commercialization and exciting developments at the Company

BOTHELL, WA – March 16, 2016 - Neah Power Systems, Inc. (OTCBB: NPWZ) (OTC: NPWZ) – today issued the following letter to shareholders:

Dear Fellow Shareholders:

We are enthused about the ongoing capitalization and commercialization activities at the Company and the opportunity to share these developments with you. For recent followers of the Company, we want to highlight our key products. We have the PowerChip® anaerobic (non-air) fuel cell, most recently accepted by the Defense Research and Development Organization (DRDO) of the Government of India. We also have the Formira Hydrogen on Demand (Formira HOD), the most energy dense solution for the generation of hydrogen from a safe liquid source. The BuzzBar Suite is an off-grid charging solution for consumer and commercial applications. We shipped our BuzzBar Gen2 product, and have a Gen3 design that will ship once we close the next round of financing. Finally, we have the PowerChip® Battery under development that has shown industry leading performance. All of our products and technologies are covered by 14 patents, 12 pending patent applications and various trade secrets and know how.

Capitalization: Our previously announced financing of $6M in debt financing, with a $4.75M drawdown at closing has been delayed but the investor updates us constantly. They have reported receiving funds from their investor now for the last eight weeks, and once various banking and fund set up fees have been paid, they have stated they will start funding NEAH. This investor has a very credible multi-year track record of investing in market disrupting emerging technology companies. The details of this investment were previously disclosed in the December 2015 letter to shareholders. The financing is critical to execute on the business plan of the Company. The Company is also evaluating other financing options.

Business update:

1.

NEAH was invited to participate in the White House briefing on Feb 17. We have had various commercialization and capitalization discussions occur based on the networking at that event. As a direct result of attending the White House conference on Climate Change, we have been invited to attend three USTDA Reverse Trade Missions Focused on Energy Storage. The delegates are senior officials from South Africa, Jordon, Brazil, Colombia, India, the Philippines, Turkey and Vietnam.

2.

I recently visited the United Arab Emirates (UAE) to explore certain licensing relationships to implement manufacturing and other partnership agreements. There is tremendous interest with the entities I met with to develop UAE into a renewable energy focused hub. We continue to explore and to finalize a mutually beneficial business relationship here.

3.

We are in discussions with the Economic Development Authority of State in the USA regarding relocating to that State to enable their focus on renewable energy and battery storage. We expect this to get finalized in Q2 2016.

4.

We continue to make progress on the previously announced MOU with a South Africa entity. We are in almost daily discussions with them, and are targeting an agreement with them by end of Q2 2016. This will provide a key production pathway for meeting our customer needs.

5.

We have been negotiating a licensing agreement with an entity in India for the BuzzBar Suite and the Formira HOD products. India has been identified as one of the fastest growing markets for off-grid power, and this relationship can enable NEAH products to serve this region.

6.

We have been negotiating a Formira HOD licensing with a group in Taiwan for the Greater China Region. Similar to India, the demand for off-grid power is significant, and continuing to grow in this region. This licensee partner is expected to visit us in the near future which will enable us to complete the anticipated transaction.

7.

Our discussions with the DRDO are ongoing, and we expect to schedule a visit in Q2 2016.

8.

We plan to submit for two separate grants for certain DOE funding with a National Laboratory in the US during the next 30 days.

9.

Finally, the PowerChip® Battery continues to get tremendous interest from consumers and commercial entities. We are negotiating preliminary orders for this product, and due to the outsourced manufacturing model, we believe we can manufacture this very capital efficiently

While our capitalization situation is very challenging, the management is diligently working to complete various capitalization and commercialization activities that will help unlock the potential of the Company. We are pursuing licensing agreements initially since that would enable licensee partners to create manufacturing infrastructure to meet their needs but also the needs of NEAH.

Thank you for your continued support, and best regards,

Chris D'Couto

President & CEO

For further information, please contact:

info@neahpower.com

425-424-3324 ext. 105

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2015 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.

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